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                                                                    EXHIBIT 99.1

J NET ENTERPRISES, INC.

8750 N. Central Expressway, Suite #600                           (214) 696-8830
Dallas, Texas 75231                                          Fax (214) 696-8788


                             J NET ENTERPRISES, INC.
                         AUTHORIZES COMMON STOCK BUYBACK

      Dallas, Texas, January 4, 2001 - J Net Enterprises, Inc. announced today that its Board of Directors has authorized the repurchase of up to 1,000,000 shares of the Company's common stock. The Company plans to purchase shares from time to time, as the Company deems appropriate, through open market purchases or in privately negotiated transactions.

      Allan R. Tessler, Chairman and CEO of the Company stated, "We are pleased with the new stock buyback authorization and the opportunity it provides for the Company to take advantage of the level at which the Company's stock is currently trading. This action reflects the strength of our balance sheet and the confidence of our Board in the Company."

About J Net Enterprises

J Net Enterprises, Inc. is a technology holding company with concentrated investments in leading enterprise software and Internet infrastructure companies. J Net's name was changed from Jackpot Enterprises, Inc, at its annual meeting of the stockholders on December 6, 2000. The September 30, 2000 balance sheet of the Company, adjusted for the sale of the gaming machine route operation and recent investments, reflects total assets of $137 million and shareholder equity of $101 million or $11.28 per primary share outstanding. The Company's assets consist primarily of cash and investments at cost. For more information on J Net Enterprises, visit WWW.JNETTECH.COM.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements that involve risks and uncertainties. Such statements include management's expectations with respect to future operating results. The Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations in the Company's forward-looking statements. The Company assumes no responsibility to update the forward-looking statements contained in this release. Additional information on factors that may affect the operations, performance, development and results of the Company's business are discussed in filings of the Company with the Securities and Exchange Commission.

For further information, please contact Susan Mulligan at (646) 557-2992 or Linda Crump at (214) 696-8830.